                                                                  EXHIBIT 10.15

                             SETTLEMENT AGREEMENT

     This Settlement Agreement (this "Agreement"), dated as of January 29, 1998, is between Ronald R. Antinori, an individual ("Mr. Antinori"), and Carreker-Antinori, Inc., a Texas corporation (the "Company").

                                   RECITALS

     Mr. Antinori was the majority shareholder of Antinori Software, Inc., a Georgia corporation ("ASI"). On January 31, 1997, a wholly-owned subsidiary of the Company merged with and into ASI, with the result that ASI then became a wholly-owned subsidiary of the Company (the "Merger").

     The Merger occurred pursuant to that certain Agreement and Plan of Merger dated as of January 29, 1997 between the Company (then named The Carreker Group, Inc.), such wholly-owned subsidiary and ASI (the "Merger Agreement").

     In the Merger, Mr. Antinori received 458,007 shares of the Company's Class A Voting Common Stock.

     Pursuant to that certain Escrow Agreement entered into as of January 31, 1997 among the Company, Mr. Antinori, Susan Antinori (Mr. Antinori's spouse), Michael Israel and U.S. Trust Company of Texas, N.A., as escrow agent (the "Antinori Escrow Agreement"), Mr. Antinori placed 22,873 shares of the Company's Class A Voting Common Stock into an escrow account to secure indemnification obligations to the Company and other Indemnified Persons (as defined in Section 10.2 of the Merger Agreement).

     Subsequent to the Merger the parties have decided that an adjustment to the relative valuation of ASI and the Company is appropriate for reasons including, but not limited to, the developmental status of the "ASI 17" and "Odyssey" products as of the closing date of the Merger. Mr. Antinori and the Company also desire to fully and finally settle certain claims, to avoid continued or future disputes and controversies regarding those claims, to provide peace of mind for both parties, and to eliminate and forego the nuisance of possible litigation and the financial costs of such litigation.

     In consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

     1. CANCELLATION; RELEASE FROM ESCROW. The 22,873 shares of the Company's Class A Voting Common Stock that Mr. Antinori placed into the escrow established by the Antinori Escrow Agreement shall be released to the Company, for cancellation pursuant to the terms thereof. An original or photocopy of this Agreement, delivered to U.S. Trust Company of Texas, N.A., shall constitute joint notice by the Company and Mr. Antinori, and direction to U.S. Trust Company of Texas, N.A. per Section 4(b) of the Antinori Escrow Agreement, that such 22,873 shares are to be released to the Company, for cancellation.

     In addition to the foregoing shares to be released from escrow, Mr. Antinori, as the principal shareholder of ASI prior to the Merger, agrees to return to the Company, on the earlier to occur of (a) Lawrence D. Duckworth's exercise of his options on Company stock held by Mr. Antinori, as described in
Section 8, and (b) March 31, 1998, in either case for cancellation, an additional 18,300 shares of the Company's Class A Voting Common Stock. Such shares, when combined with the shares to be released from escrow (as referred to in the foregoing paragraph) by Mr. Antinori and two other former ASI shareholders, in all cases valued at the per share value determined as of the time of the Merger, are intended to effectuate an adjustment to reflect the relative values of ASI and the Company at the time of the Merger.

     2. RELEASE FROM ESCROW TO J.D. CARREKER. In connection with Merger Agreement, J.D. Carreker deposited 25,700 shares of the Company's Class A Voting Common Stock into an escrow pursuant to that certain Escrow Agreement entered into as of January 31, 1997 among the Company, Mr. Carreker and U.S. Trust Company of Texas, N.A., as escrow agent (the "Carreker Escrow Agreement"). An original or photocopy of this Agreement, delivered to U.S. Trust Company of Texas, N.A., shall constitute joint notice by the Company and Mr. Carreker, and direction to U.S. Trust Company of Texas, N.A. per Section 4(b) of the Antinori Escrow Agreement, that such 25,700 shares are to be released to Mr. Carreker.

     3. RECIPROCAL RELEASES. In consideration of Mr. Antinori's agreements made in this Agreement, the Company knowingly, voluntarily, and intentionally agrees to, and does, settle, release, waive, and discharge Mr. Antinori and his past, present and future affiliates, assigns, accountants, attorneys, consultants and other representatives (collectively, the "Antinori Released Parties"), from any and all claims and causes of action, whether legal, equitable, or administrative, whether presently known or not known to the Company, and whether fixed or contingent, that the Company and/or its successors, assigns and/or any person on its behalf now holds, may ever hold or has held, known or unknown and may have or claim to have now or in the future against any one or more of the Antinori Released Parties, concerning any and all matters arising in connection with or under the Merger Agreement and/or the Antinori Escrow Agreement or by reason of the Merger; PROVIDED, HOWEVER, that the foregoing shall not constitute a settlement, release, waiver, or discharge of the Company's rights or obligations under (1) this Agreement, (2) that certain Employment Agreement dated January 31, 1997 between Mr. Antinori and the Company (as such Employment Agreement is amended as provided below) ("Mr. Antinori's Employment Agreement"), (3) that certain Non-Competition Agreement dated January 31, 1997 between Mr. Antinori and the Company, (4) that certain Employee Confidentiality Agreement dated January 31, 1997 between Mr. Antinori and the Company and (5) that certain Shareholders Agreement dated as of January 31, 1997 among the Company, Mr. Antinori and others (the "Shareholders Agreement"), each of which shall survive this Agreement in accordance with its terms.

     In consideration of the Company's agreements made in this Agreement, Mr. Antinori


SETTLEMENT AGREEMENT - Page 2
knowingly, voluntarily, and intentionally agrees to, and does, settle, release, waive, and discharge the Company, its predecessors, successors and past, present and future affiliates, employees, officers, directors, shareholders, partners, assigns, accountants, attorneys, consultants, other representatives, employee retirement, health and welfare benefit plans and the fiduciaries thereof and agents (collectively, the "Company Released Parties"), from any and all claims and causes of action, whether legal, equitable, or administrative, whether presently known or not known to Mr. Antinori, and whether fixed or contingent, that Mr. Antinori and/or his spouse, dependents, heirs, successors, and assigns and/or any person on his behalf now holds, may ever hold or has held, known or unknown and may have or claim to have now or in the future against any one or more of the Company Released Parties, concerning any and all matters arising in connection with or under the Merger Agreement and/or the Carreker Escrow Agreement or by reason of the Merger; PROVIDED, HOWEVER, that the foregoing shall not constitute a settlement, release, waiver, or discharge of Mr. Antinori's rights or obligations under (1) this Agreement, (2) Mr. Antinori's Employment Agreement (as amended as provided below), (3) that certain Non-Competition Agreement dated January 31, 1997 between Mr. Antinori and the Company, (4) that certain Employee Confidentiality Agreement dated January 31, 1997 between Mr. Antinori and the Company and (5) that certain Shareholders Agreement dated as of January 31, 1997 among the Company, Mr. Antinori and others (the "Shareholders Agreement"), each of which shall survive this Agreement in accordance with its terms.

     4. AMENDMENT OF SECTION 1 OF MR. ANTINORI'S EMPLOYMENT AGREEMENT. The first sentence of Section 1 of Mr. Antinori's Employment Agreement is hereby amended and restated to provide in its entirety as follows:

     "Carreker will employ Mr. Antinori and Mr. Antinori accepts employment with Carreker for a period of two years from January 31, 1997 (such two year period being the "INITIAL PERIOD")."

In addition, references in Section 8 to an Initial Period of two or three years are hereby amended to be references to an Initial Period of two years, consistent with the foregoing amendment above.

     5.  AMENDMENT OF SECTION 4 OF MR. ANTINORI'S EMPLOYMENT AGREEMENT.
Section 4 of Mr. Antinori's Employment Agreement is hereby amended and restated to provide in its entirety as follows:

          "Mr. Antinori's salary for the first year of the Initial Period will be not less than $350,000. Mr. Antinori shall be entitled to a salary increase in the second year of the Initial Period if Carreker's board of directors so determines or if Mr. J.D. Carreker receives a salary increase in respect of such second year (in which event the salary increases shall be matched on a dollar-for-dollar basis), but not otherwise. All salary is payable on Carreker's regular payroll dates, less required withholdings. Mr. Antinori acknowledges that determinations of salary increases, if any, are within the sole and complete discretion of Carreker's board of directors.


SETTLEMENT AGREEMENT - Page 3

          Mr. Antinori shall not receive a bonus for the fiscal year ending January 31, 1998 unless Mr. J.D. Carreker receives a bonus for such fiscal year, in which event their bonuses for such fiscal year shall be in the same proportion as are their salaries for such fiscal year. If and to the extent the board of directors of Carreker establishes a bonus pool for the fiscal year ending January 31, 1999, then Mr. Antinori will be entitled to participate in the same, with the amount, if any, of his bonus to be determined based upon the bonus paid to Mr. J.D. Carreker in respect of such fiscal year, in which case their bonuses shall be in the same proportion as are their salaries. In determining Mr. Antinori's bonuses, if any, credit will be given to Company contributions to his profit-sharing account, if any. Mr. Antinori acknowledges that the establishment of a bonus pool is within the sole and complete discretion of Carreker's board of directors.

          To the extent that the state tax liability of Mr. Antinori is reduced as a result of the agreement by the parties to file ASI state tax returns on a multistate apportionment basis as provided in
     Section 7 of that certain Settlement Agreement of even date herewith between the parties, then the Company shall be entitled to reduce bonus payments otherwise payable to Mr. Antinori by the amount of any such reduction. Such reduction shall be determined on an annual basis during each fiscal year of this Agreement. If Mr. Antinori receives a reduction of his state tax liability after all bonuses have been paid pursuant to this Agreement, or if such reduction exceeds the bonuses owing pursuant to this Agreement, then Mr. Antinori shall pay the amount of such reduction (or the amount of such excess) to the Company promptly. The provisions of this Section 4 shall survive the termination of this Agreement."

     6. LAPSE OF RESTRICTIONS ON STOCK HELD BY ISRAEL. Pursuant to a letter agreement between ASI and Michael Israel dated December 20, 1994, ASI issued to Mr. Israel, on a restricted basis, one percent (1%) of ASI's outstanding shares. The Company agrees to not take a tax reporting position on its income tax returns that conflicts with Mr. Antinori's taking a tax deduction based on the lapse of restrictions on such shares. However, if on June 1, 1999, Mr. Antinori (either directly, or indirectly through ASI) has not taken such tax deduction, or has taken a tax reporting position that conflicts with his taking such tax deduction, then, as between Mr. Antinori and the Company, the Company may take such tax deduction, and Mr. Antinori agrees to not take, on and after June 1, 1999, a tax reporting position on his income tax returns that conflicts with the Company's taking of such deduction. The party taking the foregoing tax deduction in accordance with this Section 6 shall bear any tax preparation costs, or any other costs, associated with this benefit to him or it, respectively.

     7. STATE TAX MATTERS. The parties agree that (a) beginning with the tax year ending December 31, 1996 and ending with the tax period ending on or before the effective date of the Merger, all state tax returns of ASI shall be filed on a multistate apportionment basis, (b) amended state tax returns of ASI for Georgia for tax years ending December 31, 1994 and


SETTLEMENT AGREEMENT - Page 4

December 31, 1995 shall be filed allocating income to Georgia on a multistate apportionment basis, and (c) state tax returns for North Carolina (and any other state as determined in the sole discretion of the Company) shall be filed on a multistate apportionment basis for the tax year ending December 31, 1996 (and any other year or other period as determined in the sole discretion of the Company). The Company agrees to assume the defense of and shall have complete control of any audit of any state tax return or any other proceeding instituted by any state taxing authority with respect to income tax liability of ASI (or Antinori, if the same relates to the business operations of ASI). The Company agrees to indemnify and hold Antinori harmless from any tax liability and expenses relating to any audit or other proceeding instituted by any state taxing authority to the extent that such liability (i) exceeds Antinori's tax liability as reported on any tax return for such state, or (ii) relates to any state tax liability if no state tax return in respect of such liability was filed by ASI prior to January 31, 1997; PROVIDED, HOWEVER, that the Company shall have no liability to indemnify or hold Antinori harmless unless the tax liability relates to the business operations of ASI. Antinori will fully cooperate with the Company
(i) in filing state tax returns and amendments thereto in a manner consistent with this Section 7 and (ii) in connection with any audit or other proceeding instituted by a state taxing authority.

     The foregoing indemnity shall not apply to the extent that ASI (and/or Mr. Antinori, in respect of the business operations of ASI) has liability to Georgia for taxes in excess of taxes reported and paid to Georgia for tax years through and including December 31, 1995 and, for the tax year ended December 31, 1996, to the extent that such liability to Georgia for taxes is in excess of the amount of taxes that would have been reported and paid to Georgia if the applicable tax returns had not been prepared on a multistate apportionment basis.

     Mr. Antinori represents that as of the date of this Agreement he has fully and completely disclosed, and in the future will fully and completely disclose, the status of all pertinent tax matters, including (a) responses and other negotiations and communications to and from taxing authorities and (b) the nature and status of all tax liabilities and tax refunds, and will cause his professional tax advisors to make themselves reasonably available, at no expense to the Company, to provide such information with respect to the foregoing when and as requested by the Company.

     8. DUCKWORTH OPTION ON ANTINORI SHARES. Mr. Antinori and the Company agree to cooperate, through the use of reasonable commercial efforts, to cause Lawrence D. Duckworth's exercise of his options on shares of Company stock held by Mr. Antinori to occur prior to the expiration thereof on March 30, 1998, as to 24,445 such shares. Mr. Antinori hereby acknowledges that such options are exercisable by Mr. Duckworth, and that the total number of such options exercisable after the adjustments triggered by reason of the first paragraph of
Section 1 hereof is 48,889. Nothing herein shall modify the terms and conditions of such options, specifically including the purchase price thereof of $4.3816 per share and the expiration date thereof of March 30, 1998.


SETTLEMENT AGREEMENT - Page 5

     9. NO ADMISSION OF WRONG-DOING. Entry into this Agreement does not, in any way, constitute an admission of improprieties or other wrong-doing by any party hereto.

     10. FULL DISCLOSURE OF AGREEMENTS WITH LAWRENCE D. DUCKWORTH. Mr. Antinori represents to the Company that there are no agreements, arrangements or understandings between Mr. Antinori and Lawrence D. Duckworth, or between Mr. Duckworth and/or his affiliates, considered as one party in interest, and Mr. Antinori and/or his affiliates, considered as another party in interest, in both cases whether formal or informal, oral or in writing, except as disclosed to the Company previously, in writing, by Mr. Antinori and attached to this Agreement as ATTACHMENT A.

     11. SURVIVAL. This Agreement, together with the agreements referenced in the provisos of Section 3 above as not being settled, waived, released or discharged, contains all of the terms, provisions, and understandings between Mr. Antinori and the Company. No modification of this Agreement can be made except in writing and signed by both parties.

     12. ARBITRATION. Any Dispute (as defined in the Merger Agreement) arising in connection with this Agreement will be subject to arbitration in the same manner as a Dispute arising in connection with the Merger Agreement, i.e., as provided in Section 11.1 of the Merger Agreement.

     13. MISCELLANEOUS. This Agreement is binding on the parties and their representatives, heirs, and successors and assigns. This Agreement shall be governed by and interpreted under the laws of the State of Texas, without regard to conflict of laws. Mr. Antinori acknowledges that the Company makes no representation whatsoever concerning the tax consequences, if any, of this Agreement to him. Each party agrees that, except as expressly provided to the contrary in Section 7, such party is solely responsible for payment of all of such party's federal, state, and local taxes, interest and penalties, if any, which are or may become due on account of this Agreement and agrees to indemnify, defend and hold harmless the other party from any liability for such amounts. Each party represents and warrants to the other party that no claims settled, released, waived or discharged herein have been previously conveyed, assigned, or transferred in any manner, whether in whole or in part, to any person, entity, or other third party. Each party represents to the other that such party is relying on its or his, as applicable, own judgment in entering into this Agreement, and is not relying (and has not relied) on any statement or representation, not expressly set forth herein, of such other party (or any agent or affiliate of such other party). Mr. Antinori expressly represents that he is competent and authorized to release and/or waive any claims he may have against the Company that are released and/or waived hereby. If any portion of this Agreement (other than Section 1 hereof) is deemed unenforceable, void, voidable, or of no force and effect, then no other portion will be thereby affected, and the remainder of this Agreement will continue in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; but in pleading or proving this Agreement, or any provision hereof, it shall not be necessary to produce or introduce any more than one of


SETTLEMENT AGREEMENT - Page 6
such counterparts. MR. ANTINORI ACKNOWLEDGES AND AGREES THAT HE HAS THE RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH A PRIVATE ATTORNEY, HAS BEEN ENCOURAGED TO DO SO BY THE COMPANY, AND HAS DONE SO TO THE EXTENT HE DESIRES. MR. ANTINORI REPRESENTS AND AGREES THAT HE HAS THOROUGHLY AND CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY, THAT HE HAS HAD A REASONABLE TIME TO CONSIDER ITS TERMS, THAT HE FULLY UNDERSTANDS ALL OF ITS TERMS, AND THAT HE HAS NOT RELIED UPON ANY REPRESENTATIONS OR STATEMENTS, WHETHER WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       CARREKER-ANTINORI, INC.


                                       By: /s/ J.D. Carreker
                                           J.D. Carreker
                                           Chief Executive Officer



                                           /s/ Ronald R. Antinori
                                           RONALD R. ANTINORI



Acknowledged as of the date
first written above.

/s/ Lawrence D. Duckworth
LAWRENCE D. DUCKWORTH



SETTLEMENT AGREEMENT - Page 7

                                 ATTACHMENT A


- Letter of Agreement dated October 24, 1995, as amended by that certain Amendment to Letter Agreement dated January 31, 1997 among ASI, Lawrence D. Duckworth and Mr. Antinori.

- Lawrence D. Duckworth and Mr. Antinori have agreed that Mr. Duckworth's option to purchase shares of Company stock held by Mr. Antinori is cancelled to the extent of 24,444 of such shares (being the difference between the 48,889 total shares subject to such option, after giving effect to the adjustment triggered by reason of the first paragraph of Section 1 hereof, and the 24,445 shares to be purchased by Mr. Duckworth as provided in Section 8 above) and that Mr. Duckworth will exercise his option as to such 24,445 shares at a price of $4.3816 per share for a total of $107,108.02 on or before March 31, 1998.

- Release Agreement dated on or about the date hereof between Mr. Duckworth and Mr. Antinori.

- The Shareholders Agreement.

- None other.




Acknowledged as of the date
first written above.


/s/ Lawrence D. Duckworth
LAWRENCE D. DUCKWORTH



SETTLEMENT AGREEMENT - Page 8